Exhibit 99.2

Super League Enterprise, Inc.

First Quarter 2026 Conference Call

May 15, 2026

C O R P O R A T E P A R T I C I P A N T S

Matt Edelman, Chairman, CEO & President

C O N F E R E N C E C A L L P A R T I C I P A N T S

James Kisner, Water Tower Research

Rommel Dionisio, Aegis Capital Partners

P R E S E N T A T I O N

Operator

Greetings and welcome to the Super League First Quarter 2026 Conference Call.

Please note this conference is being recorded.

Before we begin, I'd like to caution listeners that comments made by Management during this call, may include forward-looking statements within the meaning of applicable Securities Laws. These statements involve material risks and uncertainties and actual results could differ from those projected in any forward-looking statements due to numerous factors. For a description of these risks and uncertainties, please see Super League's financial statements and MD&A for the first quarter 2026 ended March 31, 2026, available on EDGAR.

Important qualifications regarding forward-looking statements are also contained in Super League's earnings release distributed yesterday afternoon, and also available on EDGAR. Furthermore, the content of this conference call contains time-sensitive information, accurate only as of today, May 15, 2026. Super League undertakes no obligation to revise or otherwise update any statements to reflect events or circumstances after the date of this call.

I'd now like to turn the conference call over to Matt Edelman, President and Chief Executive Officer. Matt, please go ahead.

Matt Edelman

Thank you very much, Daryl. Good morning, and thank you for joining us. I'm pleased to share our financial results and business updates for the first quarter of 2026, along with our perspective on the progress we are making as a company and the opportunities ahead. As we discussed during our last earnings call, 2025 was about stabilizing and restructuring Super League. We strengthened our balance sheet, eliminated our debt, simplified our capital structure, reduced operating costs and established a more disciplined operating model. The focus of 2026 is execution.

Our first quarter results reflect the early stages of delivery against the commitments we made to shareholders. We are investing strategically to strengthen the business, expand our capabilities and create a more scalable and predictable revenue foundation, all while continuing to preserve capital and maintain financial flexibility.

We believe our liquidity position remains strong. We ended the quarter with $11.4 million in cash, and even with the $1.5 million in cash consideration associated with the closing of the Misfits Ads Business acquisition paid earlier this month, we do not anticipate needing to raise capital in the foreseeable future to fund ongoing operations.

At the same time, we are beginning to see encouraging operational signals across the business. Gross revenue for Q1 2026 increased to $3 million, up from $2.7 million in the prior first year quarter. Sequentially, revenue declined only 6% from Q4 2025, despite typical seasonal patterns in which our fourth quarter is materially stronger than the first quarter. We believe this reflects the early establishment of a higher revenue baseline for Super League.

Gross margin improved to 36% in Q1, up from 32% in Q4 2025, reflecting continued improvement in the quality and structure of our revenue mix and the more disciplined delivery model we have implemented across the Organization.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cash-based EBITDA improved 11% year-over-year as we continued to balance strategic investment with operational discipline. We are also seeing positive momentum in our commercial activity. Average closed deal size increased to $157,000, up from $145,000 in the prior year quarter, while weighted pipeline open opportunities per sales person grew to approximately $1.78 million as of this month, nearly triple the level from two years ago.

In addition, we have continued to expand our client base, engaging 23 new clients year-to-date, while also increasing activity with returning partners. We are beginning to see evidence that brands view Super League as more than a campaign execution partner. In an increasing number of cases, relationships that began on one gaming platform, such as Roblox, are evolving into multi-platform programs, spanning Fortnite, Minecraft, and mobile. Connected TV, PC, and web gaming are now entering the mix as well.

We are also incorporating more media solutions and amplification strategies through TikTok and YouTube influencers, tapping into the vibrant gaming creator economy. Together, these trends reinforce Super League's role as a strategic partner, helping brands reach consumers across fragmented digital environments.

That progress is supported by a stronger and more connected operating model. Our platform and data capabilities continue to expand through the integration of Bounce, our Solsten partnership, and now the addition of rewarded video advertising technology and new programmatic solutions via the Misfits Ads Business acquisition. Together, these capabilities strengthen our ability to better understand audiences, improve the return on advertising spend and support more scalable campaign execution.

At the same time, our strategic properties initiative continues to evolve through ownership interest in gaming experiences on Roblox, such as Hide or Die! and My Avatar!, along with our commercial partnership with Misfits Gaming Group. These initiatives provide access to differentiated inventory, including more than 100 million users through the Misfits Gaming Group Roblox game portfolio, direct monetization opportunities, and gameplay behavior signals that further enhance our understanding of consumer engagement patterns.

The recent closing of the Misfits Ads business transaction reinforces this broader strategy. The addition of profitable programmatic revenue, proprietary technology and expanded brand relationships is expected to contribute to our financial results beginning in the second quarter. More importantly, we believe the transaction strengthens the predictability and scalability of our revenue model while supporting our path to cash-based EBITDA profitability by yearend.

On a pro forma basis, the combined Super League and Misfits pipeline of opportunities reflects approximately $12 million of gross revenue potential in fiscal year 2026. While this should not be interpreted as guidance, we believe it provides a useful illustration of the expanded scale and commercial reach of the combined business as well as a clearer trajectory towards sustained financial stability.

Stepping back more broadly, we believe the market itself is evolving in ways that further align with Super League strengths. We've spoken often about the scale and influence of gaming audiences. What is becoming clear, however, is that gaming behavior itself is shaping consumer behavior across the digital economy. Consumers are gravitating toward products and services built around progression-based engagement, participation, identity expression, rewards and continuous interactive feedback loops. We see these dynamics across prediction markets, sports betting, stock trading, collectibles, social commerce, dating platforms and even emerging entertainment formats such as micro dramas.

Said simply, we are witnessing the rise of the gamified consumer. With more than 80% of people under the age of 45 playing video games, we believe Super League is uniquely positioned to help brands understand and connect with this highly engaged and under-monetized audience. The player mindset increasingly shapes consumer behavior well beyond gaming itself. Our opportunity is to help brands apply the principles that drive participation, progression and engagement inside games to marketing programs across digital platforms and channels.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We believe this positions Super League to help partners create more relevant, effective and measurable consumer experiences. A final note, we continue to explore opportunities related to digital assets and are encouraged by recent price stabilization and announcements validating the long-term potential of the sector. Examples include Fannie Mae's support of Bitcoin and USDC-backed mortgage products, the SEC's approval of the New York Stock Exchange's tokenized securities framework, as well as NASDAQ's proposal to trade and settle securities in tokenized form, and broader regulatory support for digital financial infrastructure.

While our approach remains thoughtful and disciplined, these developments, combined with the depth of crossover between gaming audiences and digital currency holders, continue to reinforce the potential of participation-driven digital economies and related ownership ecosystems. Most importantly, as we look ahead, we remain focused on disciplined execution across the business.

We are doing what we said we would do, strengthening the business, improving the quality and predictability of our revenue model, expanding our capabilities and positioning Super League to participate more meaningfully in large and growing markets. We still have important work ahead of us, but today the priority is execution, not stabilization, a phase now behind us. We believe shareholders will increasingly see our continued progress down this path reflected in our operating and financial results in the fiscal quarters ahead.

Thank you. With that, I'll turn it back to the Operator for Q&A.

Operator

Thank you so much. We'll now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for your questions. Our first questions come from the line of James Kisner with Water Tower Research. Please proceed with your questions.

James Kisner

Thanks for taking my questions. Just first, 23 new clients year-to-date, that's pretty notable. Can you just kind of drill down a bit on that? What's really driving that momentum, particular offerings or customer verticals, or just any other way you'd like to talk about it?

Matt Edelman

Thanks for the question. I think we have been successful with our education process in helping brands understand the opportunities to get in front of what we are now really emphasizing are gamified consumers, both within gaming environments and beyond. The industry at large is also getting more attention, and that has been aided by a lot of the work done by platforms such as Roblox. As a result, there are more agencies and marketing executives who see the opportunity to be in front of an audience that is otherwise hard to influence and reach. We are assembling a more clear set of solutions, and it seems to really be paying dividends.

James Kisner

That's helpful. On gross margin, looks like you had a nice improvement here sequentially. I think you mentioned mix and more disciplined delivery model. Can you kind of say more about that? Perhaps what in mix is improving or maybe what costs you're controlling and what are kind of the biggest levers to improve gross margin from here?

Matt Edelman

There are really a couple of key items here. One is we are beginning to be more focused on the delivery of turnkey packages. We have built a handful of reusable elements that help us bring what our brand partners find to be custom solutions, but are not built from scratch each time by our execution team. These reusable components allow us to be much more efficient. We also have begun adding more media solutions into our packages, which typically bring us a higher margin because of the minimal execution costs associated with bringing those to life.

Then I would say the increasing breadth of our opportunity to not just bring people into immersive platforms or mobile, but also CTV, PC, and web games gives us a chance to weave together a program for a client that meets our margin goals a little bit more consistently without compromising and in fact enhancing the potential outcome for our partners.

James Kisner

That's helpful. Last one and I'll pass it. Just on Misfits, congrats on closing that. Can you talk about the integration plan here and perhaps how soon we might see a positive impact from the opportunities from that acquisition?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Matt Edelman

I appreciate that. Misfits, the ads business, is a terrific addition to Super League. We have already brought the team on board and are starting to use their capabilities and their tools. Coming with Misfits was a very exciting pipeline of partnerships, both active and in a setup for future business. We will see an impact in the second quarter. There are revenue generating deals that have already moved over to Super League as part of the acquisition and the deals are profitable. As we said, the acquisition itself is a profitable acquisition and accretive acquisition on a cash-based EBITDA basis. We anticipate being able to share some of that progress and contribution when we report on Q2.

James Kisner

Great. Thank you very much. I'll pass it.

Operator

Thank you so much. As a reminder, if you'd like to ask a question, please press star, one on your telephone keypad. Our next questions come from Rommel Dionisio with Aegis Capital. Please proceed with your questions. Rommel, may you please see if you're self-muted, please?

Rommel Dionisio

Hello.

Operator

We can hear you now.

Matt Edelman

Hi, Rommel.

Rommel Dionisio

Thank you. Sorry about that. Hi. Sorry about that, guys. Matt, I want you to just discuss the progress you've made in cross-selling opportunities. Obviously, the Misfits acquisition is new, but in prior acquisitions, I wonder if you could just describe to what extent that's helped benefit the top line and the prospect for that going forward, especially with the Misfits acquisition now closed. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Matt Edelman

Sure. Thank you, Rommel. I'm very excited. We are seeing an increasing amount of interest from partners in being in more than one channel with their campaigns. Earlier on in our life cycle, a partner would come to us, a brand would come to us and want to be active in a single platform such as Roblox or Minecraft. The excitement about the results we've been able to show over the years has emboldened more brand partners to look at cross-channel opportunities.

They are now coming to us and looking for either a cross-channel media solution—In fact, we had one brand ask us to run a program for them across five different channels that is just for media, turnkey media, which is a terrific area for us, as I mentioned earlier, a high margin opportunity. Even when partners are coming to us now to activate inside a platform like Roblox or Fortnite, we are bringing influencers from YouTube or TikTok into that program. We are bringing a mobile media buy into that program. We're really starting to see that brands understand this and a gamified consumer lives in multiple places and being able to surround that segment as part of their campaign has an increasingly positive impact on the results we can deliver.

Rommel Dionisio

Thank you so much.

Operator

Thank you. There are no further questions at this time. I'd like now like to hand the call back over to Matt Edelman for any closing comments.

Matt Edelman

Thank you again, everyone, for your time and your questions. As we continue through 2026, our focus is clear, executing against the strategy we laid out, strengthening the quality and predictability of our business and translating operational progress into long-term shareholder value. We are encouraged by the momentum beginning to emerge across the business and believe the coming quarters will increasingly reflect the progress we have made in building the new Super League. Have a happy Friday.

Operator

Thank you so much. This does conclude today's teleconference. We appreciate your participation. You may disconnect your lines at this time. Enjoy the rest of your day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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